Exhibit 10.2

DEVELOPMENT AGREEMENT

by and between

THERAVANT CORPORATION
with offices at 455 North Canyons Parkway, Suite B
Livermore, CA 94551

(hereinafter referred to "Party A")

 and

STRATA SKIN SCIENCES, INC.
with offices at 5 Walnut Grove, Suite 140
Horsham, Pennsylvania 19044
(hereinafter referred to "Party B")

For Development Efforts of:

Healthcare products and methods for the medical aesthetic marketplace, including Theraclear 2.0 and which may include but not limited to 1) a systems and methods for the treatment of acne scarring, 2) a skin tightening product and method for the treatment of neck lines, 3) a product and method for non-laser removal of tattoos, and related healthcare products and methods based on the TheraClear® product and method, business services and activities ancillary thereto.

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Table of Contents

ARTICLE 1 PREAMBLE	- 1 -

ARTICLE 2 DEFINITIONS	- 2 -

ARTICLE 3 DEVELOPMENTAL WORK	- 4 -

ARTICLE 4 COMPLETION OF THE DEVELOPMENT WORK	- 5 -

ARTICLE 5 COSTS OF THE DEVELOPMENT WORK	- 6 -

ARTICLE 6 DEVELOPMENT RESULTS, IPR AND RIGHTS THEREUNDER	- 6 -

ARTICLE 7 STRUCTURE OF COOPERATION AND ACTIVITIES	- 7 -

ARTICLE 8 CONFIDENTIALITY	- 9 -

ARTICLE 9 LIMITED WARRANTIES	- 9 -

ARTICLE 10 LIMITATION OF LIABILITY	- 9 -

ARTICLE 11 INDEMNITY	- 10 -

ARTICLE 12 Intentionally Left Blank	- 11 -

ARTICLE 13 TERM AND TERMINATION	- 11 -

ARTICLE 14 MISCELLANEOUS	- 11 -

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ARTICLE 1
PREAMBLE

Under this Development Agreement ("Agreement"), the Parties intend to cooperate in development efforts of healthcare products and methods for the medical aesthetic marketplace, including, but not limited to, the 1) a systems and methods for the treatment of acne scarring, 2) a skin tightening product and method for the treatment of neck lines, 3) a product and method for non-laser removal of tattoos, and related healthcare products and methods based on the TheraClear® product and method, business services and activities ancillary thereto.

Party B will solely market to customers with the Product (as defined below). As compensation for the R&D efforts and spending, Party A will be paid in accordance with the terms and conditions set forth in the PAYMENT PLAN attached hereto as ANNEX 1.

Party A will have the non-exclusive right to manufacture, distribute and sell the Product in NON-COMPETITIVE industries as defined below.

The Parties intend to continue development efforts of products beyond the Product.

ARTICLE 2
DEFINITIONS

2.1          [INTENTIONALLY REDACTED].

2.2          Background IP means all IPR of Party A that has been or will be transferred to Party B under the Asset Purchase Agreement between Party A and Party B, such Background IP being used as necessary for the Product and/or the development thereof, including, without limitation, all data, written and/or oral technical information but not resulting from the activities contemplated by the Statement of Work or other provision of this Agreement.

2.3          [REDACTED INTENTIONALLY].

2.4          Customers mean both distributors and end users of the Product.

2.5          Development Work means all work performed by the Parties in development of the Product in accordance with Statement of Work.

2.6          Development Results means all results, whether patentable or not, in written or oral form, achieved during performance of the Development Work, including without limitation any of the Foreground IP.

2.7          Effective Date means the date this Agreement is signed by both Parties.

2.8          Field means the area of technical expertise of a Party.

2.9          Foreground IP means all the IPR solely and independently developed by one of the Parties while providing services under this Agreement; such Foreground IP shall, is, or will become the sole property of Party B.

2.10          Intellectual Property Rights or IPR mean rights under patents, copyrights, mask works, or to any know-how, inventions, or trade secrets, or any other form of intellectual property rights anywhere in the world, provided such rights are owned by Party B, and/or Licensable by Party B to Party A.

2.11          Joint IP means all the IPR developed jointly by both Parties in the course of work performed under this Agreement; the rights of such Joint IP shall become the sole property of Party B , without regard to whether the Joint IP is patentable or not, in written or oral form.

2.12          Licensable means having the right to grant a license or sublicense of, or within, the scope provided for herein without violating any term, condition or other provision of an agreement or other arrangement with a third party.

2.13          Non-Competing Products means one or more product as licensed by Party B to Party A.

2.14          Product means any one or more of the: 1) a product for the treatment of acne scarring, 2) a skin tightening product for treating neck lines, and 3) a product for non-laser removal of tattoos, which the Parties plan to develop under this Agreement, and which is defined in more detail in the SPECIFICATIONS.

2.15          Statement of Work means the statement of work attached hereto as ANNEX 1.

2.16          Specifications mean the specifications that are determined by the development committee consisting of one or more representatives of Party A and Party B in compliance with Strata Skin Sciences SOP -0017, currently on Revision G. The specifications and SOP-0017 may each be updated from time to time.

2.17          Term means the duration of this Agreement as set forth in ARTICLE 13, Section 13.1.

ARTICLE 3
DEVELOPMENTAL WORK

3.1          The Parties agree Party A will perform the Development Work as set forth in the Statement of Work.

3.2          The Development Work shall comprise the efforts, activities, resource budget, material budget and Acceptance Plan.

3.3          The Development Work shall be carried out in accordance with the schedule set forth in the Statement of Work.

3.4          Disclosure of Background IP and Development Results will be affected without charges to Party B. Depending on the demands of the Development Work, the Background IP and Development Results can be submitted in writing and/or orally.

3.5          The Development Work shall be performed in close cooperation between the Parties and in a joint effort to minimize costs and expenditures.

3.6          Each of the Parties shall appoint a person who will act as the primary point of contact with respect to the communication made during the performance of the Development Work, and who shall be in the position to take or provide for related decisions to comply with the respective Party’s obligations under this Agreement.

For Party A:	For Party B:

Francesco Lucarelli	Robert Moccia
455 North Canyons Parkway, Suite B	Strata Skin Sciences, Inc.
Livermore, CA 94551	5 Walnut Grove Drive, Suite 140
Phone: 973-769-2506	Horsham, PA 19044
email: Francesco.lucarelli@hcbhealth.com	Phone: 215-619-3200
E-mail: bmoccia@strataskin.com

3.7          Each of the Parties may change its respective contact person by giving adequate prior written notice to the other Party.

3.8          All Background IP and Development Results to be forwarded to Party B hereunder will be addressed to the Strata CEO or their duly appointed representative. The Strata CEO or their duly appointed representative shall have the final vote on decisions.

3.9          During the Development Work, Party A and Party B shall schedule regular meetings in accordance with Article 7 below. At these meetings, the Parties will review the status of the Development Work and exchange relevant DEVELOPMENT RESULTS.

3.10          In addition, Party A shall keep Party B informed on any major progress achieved during the Development Work.

3.11          If Party A realizes the Development Work cannot efficiently be performed according to the time schedules, development plans, milestones or budgets set forth for the project, Party A shall immediately inform Party B. Party B will solely determine further conduct and performance of the Development Work.

3.12          Party A undertakes to carry out the Development Work as stipulated in this Agreement.

3.13          Party A shall make best efforts to arrive at a successful completion of the relevant Development Work.

3.14          Party A may subcontract with or otherwise have third parties perform Development Work, provided however, Party A utilizing the third parties shall:

(a)	obtain pre-approval from Party B before discussing details, or contracting, with any subcontractor;

(b)	forward to the third parties the Background IP and the Development Results only on an "as needed" basis;

(c)
require from each of the third parties a written undertaking to treat the relevant BACKGROUND IP/Development Results as confidential, wherein such undertaking shall be at least as restrictive as the obligations of Party A accepted under this Agreement; and

(d)
ensure by written agreement with each of the third parties Party B will have identical rights and benefits as if such Development Work was not performed by the third parties, but rather, was performed by Party A. Specifically, each of the third parties shall agree by written agreement to assign to Party B all right, title and interest in and to any Development Work on behalf of Party A.

(e)	the third parties will adhere to all relevant laws, regulations, and interpretations thereof as they relate to the services they provide.

ARTICLE 4
COMPLETION OF THE DEVELOPMENT WORK

4.1          The Development Work shall be regarded as being completed successfully once the efforts and activities as per the Statement of Work have been performed and the requirements set forth in the Acceptance Plan demonstrate the Product fulfills the requirements set forth in the SPECIFICATIONS.

4.2          The Parties undertake to record the results of the Development Work in a final protocol and workshop including the date of the successful completion of the Development Work.

ARTICLE 5
COSTS OF THE DEVELOPMENT WORK

5.1          Party B will bear all costs incurred by either Party to the extent it involves a Product or Products in connection with the Development Work. Such costs will not exceed a budget agreed to, in writing, by Party B prior to such costs being incurred.

ARTICLE 6
DEVELOPMENT RESULTS, IPR AND RIGHTS THEREUNDER

6.1          Notwithstanding the following provisions of this ARTICLE 6, Party A acknowledges that any violation of the IPR is likely to cause Party B irreparable harm, and Party A agrees that Party B shall be entitled to a preliminary injunction with respect thereto, without the need to post a bond.

6.2          Any Foreground IP developed during the Term and under the cooperation of this Agreement by either Party shall become the property of Party B. In avoidance of doubt, Party B shall be free from any restrictions and encumbrances to enjoy such Foreground IP, including filing applications for statutory protection and to use, maintain and permit to lapse such applications for statutory protection and any statutory rights issued thereon.

6.3          Any Joint IP created jointly by both Parties shall, at the time it is created, become the property of Party B.

6.4          Party B shall own and may enjoy the Joint IP, including any and all statutory protection issuing thereon, if any, free from any restrictions and encumbrances. Party B, therefore, for example and without limitation, has the right to grant non-exclusive, licenses and sublicenses to the Joint IP and the right to transfer to third parties all of portions of its rights in the Joint IP.

6.5          For Joint IP eligible for statutory protection, Party A will fully cooperate with Party B regarding the details for filing for such protection. The Parties shall consult, and Party B shall solely decide the appropriateness of whether to file applications for patents, and if so, which countries or regions protection shall be applied for. Party B shall bear all costs associated with such applications in all countries and regions including costs incurred by Party A.

6.6          All decisions about the handling of Joint IP shall be memorialized in writing, and such writing shall be signed by both Parties.

6.7          If Party B is interested in applying for statutory protection for the Joint IP, then Party A shall execute and forward to Party B all documents requested by Party B, or its representatives, and reasonably believed to be necessary and/or desirable for obtaining the statutory protection. Any statutory rights resulting from application by Party B for statutory protection for the Joint IP shall, from the date of filing, become the sole property of Party B. In avoidance of doubt, Party B shall be free from any restrictions and encumbrances to enjoy such Joint IP, and therefore, for example and without limitation, Party B can use, maintain and permit to lapse any of the Joint IP falling within the scope of this Subsection 6.7.

6.8          Party A ensures it will be in a position to immediately acquire for and on behalf of Party B all right, title and interest in and to the share of inventions of its employees and/or contractors/consultants as well as third party subcontractors for all Foreground IP and Joint IP, and to the extent any Background IP which would have been intended to be assigned at the closing, but was not previously identified for whatever reason whatsoever and is later is identified in the course of the Development Work, Party A said acquire all right, title and interest in and to such Background IP and then assign such Background IP to Party B, as if, nunc pro tunc, assigned at the closing.

6.9          Party B is not obligated (i) to take action against third parties infringing upon statutory rights filed or issued for Joint IP or (ii) to defend such rights against third parties.

6.10          Under its Background IP and to the DEVELOPMENT RESULTS, Party B hereby grants to Party A, subject to the terms and conditions of this Agreement, a non-exclusive, non-transferable, royalty-free right to use same during the Term of this Agreement solely for the purpose of performing the Development Work. This right includes the right to have such Background IP and Development Results used by a subcontractor.

6.11          Subject to the terms and conditions of this Agreement, each of the Parties hereby grants to the other the right to reproduce, install, copy, distribute, sublicense, and execute any software for purposes of providing or carrying out the Development Work. The Parties agree that, except as may be expressly permitted by applicable law, it will not cause or permit (and will take all reasonable measures to prohibit customers from) reverse engineering, translation, disassembly or de-compilation of the software.

ARTICLE 7
STRUCTURE OF COOPERATION AND ACTIVITIES

7.1          Within thirty (30) days of the Effective Date, Party A will identify a representative to meet a representative of Party B on a regular basis once per month for the first quarter and then quarterly thereafter. The representatives of the two Parties will be:

For Party A:	For Party B:

Francesco Lucarelli	Robert Moccia
455 North Canyons Parkway, Suite B	Strata Skin Sciences, Inc.
Livermore, CA 94551	5 Walnut Grove Drive, Suite 140
Phone: 973-769-2506	Horsham, PA 19044
email: Francesco.lucarelli@hcbhealth.com	Phone: 215-619-3200
E-mail: bmoccia@strataskin.com

(a)
The Parties will discuss in good faith the actual development status, future roadmaps and products, revenue and prospective. In addition, Party A will help Party B develop and release development timetables, products specifications, and marketing & sales strategy (customer approach, design wins).

(b)	[delete] .

(c)	Party A will be responsible for tasks that may include but not be limited to:
(1)	generation of product specifications, data sheets, and the like;
(2)	support for verification documents;
(3)	joint technical presentations to customers;
(4)	joint on-site support at customers;
(5)	bilateral mutual training for increasing the technical knowledge base;
(6)	generation of application notes;
(7)	Bill of Material estimations;
(8)	joint participation on field trials at customers/operators;
(9)	definition of test criteria;
(10)	fixing of environmental conditions for test cases;
(11)	joint verification of first silicon / engineering samples; and
(12)	performance issues / performance optimization.

7.2          Party A agrees to make available experts of Party A, at no cost to Party B, training courses regarding its BACKGROUND IP, Foreground IP and Joint IP, all of which shall be owned by Party B. The content of such training will be mutually agreed to by both Parties after execution of this Agreement. The training courses will take place upon request of Party B with a notice period of at least fifteen (15) days.

7.3          Both Parties intend to have Party A develop future generation products for Party B to own and commercialize. To this end, both Parties may discuss deploying a project team to help party A develop such future generation products. The relevant terms and conditions of the future generation products shall be in accordance with the terms and conditions of this Agreement, using additional statements of work, which may be annexed hereto pursuant to Section 14.7

ARTICLE 8
CONFIDENTIALITY

8.1          Party A agrees such BACKGROUND IP, Foreground IP, Joint IP, and Development Results will be deemed confidential and will be maintained by Party A in confidence, provided, however, Party A may disclose such Background IP to its officers, and those of its employees and others under its control for the purposes of this Agreement, all of whom will be advised of this Agreement and Party A’s obligations hereunder.

8.2          Party A further agrees to use such confidential information only for purposes of performing its rights and obligations under this Agreement and for no other purposes.

8.3          Party A additionally agrees to take all reasonable precautions to safeguard the confidential nature of the BACKGROUND IP, Foreground IP, Joint IPIP, and DEVELOPMENT RESULTS.

8.4          Party A shall not be liable for disclosure and/or any use of such confidential information insofar as such confidential information

(a)	is required by any judicial order or decree or by any governmental law or regulation, and

(b)	is in, or becomes part of, the public domain other than through a breach of this Agreement by Party A;

8.5          The obligations of this ARTICLE 8 shall survive the termination of this Agreement.

ARTICLE 9
LIMITED WARRANTIES

9.1          Party B reserves the right, in its sole discretion, to develop any and all Product(s) for any or no reason including, but not limited to, if Party A cannot meet specifications in line with Party B expectations.

ARTICLE 10
LIMITATION OF LIABILITY

10.1          EXCEPT AS PROVIDED FOR BY MANDATORY PROVISIONS OF APPLICABLE LAW AND FOR BREACH OF LICENSE GRANT CAUSED BY WILLFUL INTENT AND CONFIDENTIALITY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING OUT OF THIS AGREEMENT, OR THE USE OF THE PRODUCT OR SAMPLES THEREOF, EVEN IF THE PARTIES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIABILITY OF A PARTY UNDER THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS PAID BY PARTY B TO PARTY A IN THE TWELVE (12) MONTHS PRECEDING THE EVENT GIVING RISE TO THE CLAIM.

10.2          Nothing in this Agreement shall obligate either of the Parties to apply for, take out, maintain, or acquire any statutory protection, in any country.

10.3          To the extent any Joint IP or Foreground IP is created, all rights granted in BACKGROUND IP, Foreground IP, Joint IP, and Development Results are granted insofar only as the Party so granting has the right to grant without payment to third Parties.

ARTICLE 11
INDEMNITY

11.1          Each Party (the “Indemnifying Party”) shall hold harmless, defend and indemnify the other Party and their respective officers, managers, directors, employees, agents, representatives, Property managers, partners, lenders, successors, assigns and affiliate entities (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions, proceedings, lawsuits, costs, expenses, fees (including, without limitation, reasonable attorneys’ fees), losses, liabilities, judgments, damages or injuries (collectively “Claims”) asserted against or incurred by any of the Indemnified Parties in connection with the following: (i) the acts, omissions or negligence of the Indemnifying Party or its representatives; or (ii) breach of the intellectual property rights of another party by the Indemnifying Party or its representatives; provided, however, the Indemnifying Party shall not be liable to the extent Claims arise due to the acts, omissions or negligence of an indemnified Party.

Party A shall have no liability for any claim of infringement based on or arising from:

(a)	modification of any deliverables and BACKGROUND IP, Foreground IP, Joint IP, and Development Results of Party A not in scope of this Agreement by Party B or any third party; or

(b)
the combination or use of Party A’s deliverables and BACKGROUND IP, Foreground IP, Joint IP, and DEVELOPMENT RESULTS, furnished hereunder with materials not furnished or expressly specified by Party A to the extent such infringement would have been avoided by use of Party B’s furnished or specified materials alone.

11.2          This ARTICLE 11 states the Parties entire liability, and respectively, the exclusive remedy for any claim of infringement.

ARTICLE 12
INTENTIONALLY LEFT BLANK

ARTICLE 13
TERM AND TERMINATION

13.1          This Agreement shall become effective on the date it is signed by both Parties (the “Effective Date”), and unless terminated earlier under a relevant provision of this Agreement, the Term of this Agreement shall begin on the Effective Date and terminate three (3) years thereafter.

13.2          This Agreement may be terminated at any time by a Party:

(a)	by giving not less than 30 calendar days prior written notice to the other Party;

(b)	if the other Party is declared bankrupt or otherwise cannot fulfill its financial obligations; or

(c)	if a Party materially breaches this Agreement and does not remedy such default within 30 calendar days after receipt of notice to cure from the non-breaching Party not in breach.

13.3          Upon termination of this Agreement that results from any of the foregoing provisions, then, except as otherwise provided in this Agreement:

(a)	the Parties shall cease all of the Development Work; and

(b)	any successor company shall cease all support under ARTICLE 7.

ARTICLE 14
MISCELLANEOUS

14.1          Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Delaware applicable to contracts made in that state, without giving effect to the conflict of laws principles thereof.

14.2          Severability. If any provision or provisions of this Agreement shall, for any reason, be deemed unenforceable or in violation of law, such unenforceability or violation shall not affect the remaining provisions of this Agreement, which shall continue in full force and effect and be binding upon the Parties hereto.

14.3          Force Majeure. Each of the Parties will be excused from the obligations of this Agreement (other than payment obligations) to the extent performance is delayed or prevented by any circumstances, direct or indirect, reasonably beyond its control including, without limitation, fire, flood, accident, explosion, mechanical breakdown, strike or other labor trouble, plant shutdown, unavailability of or interference with the usual means of transporting the Product or compliance with any law, regulation, order, recommendation or request of any governmental authority.

14.4          Survival. ARTICLE 6; ARTICLE 8; ARTICLE 9; ARTICLE 10; ARTICLE 11;; ARTICLE 14; and each other term and provision of this Agreement that would by its very nature or terms survive any termination or expiration of this Agreement, shall survive any termination or expiration of this Agreement, regardless of the cause thereof, even if resulting from material breach of either party hereto. The Parties acknowledge and agree money damages alone will not be a sufficient remedy for a breach of any of ARTICLE 6 and ARTICLE 8; and the Parties shall be entitled to specific performance, injunctive relief and/or other equitable remedy for any such breach.

14.5          Section Headings. The headings of the articles, sections, paragraphs, tables, annexes, and schedules herein are for the Parties’ convenient reference only and shall not define or limit any of the terms or provisions hereof. Annexes, schedules, and other documents referred to in this Agreement are an integral part hereof, unless the context of such reference indicates otherwise.

14.6          Waiver. This Agreement and the observance of any term of this Agreement may be waived only with the written consent of both Parties. The failure of any of the Parties to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any of the Parties thereafter to enforce each such provision. Nor shall the failure of any of the Parties to enforce at any time any of the provisions of this Agreement be construed as a waiver of such provision with respect to any other event or circumstance, whether past, present or future.

14.7          Modification. This Agreement may be amended, changed, or otherwise modified in any manner only upon the written consent of both of the Parties by their duly authorized representative. For avoidance of doubt, the SPECIFICATION may be amended from time to time, but only to the extent each of Parties have mutually agreed upon such amendment and memorialized such amendment in a written document signed on behalf of each of the Parties hereto by their duly authorized representatives.

14.8          Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered; on the date of transmission if sent by facsimile or email; or on the fifth business day after mailing if mailed to the Party to whom notice is to be given, by first class mail, postage prepaid, and properly addressed as follows, or at such addresses as the parties hereto may designate by written notice in the manner aforesaid:

If to Party A: Theravant Corporation 455 North Canyons Parkway, Suite B Livermore, CA 94551 Attention: Bob Anderson Email: banderson@theravantcorp.com with a copy of any notice of breach to: Law Office of Deven S. Kane 820B Crescent Street No. 5 Wheaton, IL 60187 Attention: Deven S. Kane Email: devenkane@dskanelaw.com

If to Party B: STRATA Skin Sciences, Inc. 5 Walnut Grove, Suite 140 Horsham, Pennsylvania 19044 E-mail: bmoccia@strataskin.com Attention: Chief Executive Officer with a copy of any notice of breach to: Party A Stevens & Lee, P.C. 1500 Market Street East Tower, Suite 1800 Philadelphia, PA 19102 Email: jon.hughes@stevenslee.com Attention: Jon C. Hughes

14.9          Currency. All monetary references in this Agreement shall be in U.S. Dollars.

14.10          Assignment. Party A may not transfer or assign its rights or obligations hereunder, directly, or indirectly, by operation of law or otherwise, without the prior written consent of Party B, such consent not to be unreasonably withheld or delayed. Any such attempt by Party A to assign its rights or obligations hereunder without consent of Party B shall be void. Notwithstanding the foregoing, either of the Parties may assign all or part of this Agreement to (i) a parent of such assigning Party at any time or (ii) a third party in the event of merger or the acquisition by such third party of all or substantially all the assets of the so-acquired Party or business unit thereof. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

14.11          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and supersedes all written and verbal negotiations, representations, warranties, commitments, and other understandings prior to the date hereof between Party A and Party B. Each of the Parties agrees there are no agreements between the parties, oral or written, with respect to the Product (including any made or implied from past dealings) except as expressed herein. No terms and conditions stated in or attached to communications between the Parties, including but not limited to any purchase orders, the terms of which (except quantity of the Product) are hereby rejected, are applicable to this Agreement in any way and are expressly not to be considered exceptions to the provisions of this Agreement. Trade custom, trade usage and past performance are superseded by this Agreement and shall not be used to interpret this Agreement.

14.12          Third-Party Beneficiaries. Nothing herein, express, or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.13          Publication; Press Release. Neither Party will issue a press release or otherwise publicize the terms of this Agreement or that the Parties are in negotiations and/or executed the Agreement without the prior written consent of the other Party, except to the extent any terms of this Agreement are required to be disclosed by law or regulation, or the rules of any stock exchange (including the Securities and Exchange Commission of the United States or any similar authority in any other country).

14.14          Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective, duly authorized representatives.

Theravant Corporation 455 North Canyons Parkway, Suite B Livermore, CA 94551 Attention: Bob Anderson Email: banderson@theravantcorp.com	STRATA Skin Sciences, Inc. 5 Walnut Grove, Suite 140 Horsham, Pennsylvania 19044 E-mail: bmoccia@strataskin.com Attention: Chief Executive Officer
Accepted and Approved for Theravant Corporation	Accepted and Approved for STRATA Skin Sciences, Inc.
By: Robert Anderson Authorized Signature	By: Robert Moccia Authorized Signature
Name: Robert Anderson, President	Name: Robert J. Moccia, President and Chief Executive Officer
Date: 1/10/22	Date: 1/10/22

Signature Page to Development Agreement

ANNEX 1
PAYMENT PLAN

1.	Party B shall commit to at least a P2 position in the sales force for four years post-Launch of Theraclear.

2.
Milestone Payments. In addition to the payments as described in the Asset Purchase Agreement, Party B shall also pay to Party A contingent payments based upon the timely development, regulatory clearance, Launch and sales of the following pipeline devices provided that (1) they are primarily based on the Background IP, as defined in the Asset Purchase Agreement, and (2) provided by Party A to Party B, and (3) currently in development:

(i)
A Five Hundred Thousand Dollar (“$500,000”) payment upon clearance by the FDA of an acne scarring device or another device as mutually agreed upon based upon market need with a FDA label as agreed upon by the parties;

(ii)
A $500,000 payment in addition to the payment identified in Section 2(i) in this Annex 1 above upon achievement of two million dollars ($2,000,000) in Net Revenue in a twelve month period for that device but by no later than December 31, 2026.

(iii)	A $500,000 payment upon clearance by the FDA of a “neck line device” or other device as mutually agreed upon based upon market need and with a FDA label as mutually agreed upon by Party A and Party B;

(iv)
A $500,000 payment in addition to the payment identified in Section 2(iii) in this Annex 1 above upon achievement of two million dollars ($2,000,000) in Net Revenue in a twelve month period for that device but by no later than December 31, 2026.

(v)	A $500,000 payment upon clearance by the FDA of a tattoo removal device or other device as mutually agreed upon based upon market need with a FDA label agreed upon by the parties;

(vi)
A $500,000 payment in addition to the payment identified in Section 2(v) in this Annex 1 above upon achievement of two million dollars ($2,000,000) in Net Revenue in a twelve month period for that device but by no later than December 31, 2026.

3.
For the avoidance of doubt, Party B shall be under no obligation to proceed with any of the aforementioned devices, or any other devices identified in this Annex 1 or as otherwise identified in the Asset Purchase Agreement, should Party B in the exercise of commercially reasonable judgment determine that the aforesaid devices do not adequately address a market need or would not generate the revenue necessary to justify the required investment.

4.
Sellers’ Representative. Party B shall designate a single individual representative who shall be their sole representative with whom Party B shall address any or all matters related to the royalty, earn-out, and milestone payments.